Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of rue21, inc. and subsidiaries for the registration of common stock and to the incorporation by reference therein of our reports dated March 29, 2011 with respect to the consolidated financial statements of rue21, inc. and subsidiaries, and the effectiveness of internal control over financial reporting of rue21, inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.
/s/ ernst & young llp
Pittsburgh, Pennsylvania
June 9, 2011